United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2007 (January 29, 2007)

ePlus inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28926	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive, Herndon, VA 20171-3413
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (703) 984-8400

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

ePlus inc. (“the Company”) is reporting that a stockholder derivative lawsuit related to stock-option practices was filed in the U.S. District Court for the District of Columbia. This case, which names the Company as a nominal defendant, seeks to bring derivative claims on behalf of the Company against certain of its directors and executive officers. The complaint asserts claims under federal and state law including breaches of fiduciary duty, abuse of control, constructive fraud, corporate waste, unjust enrichment and gross mismanagement. While the Company has not yet been served, it is evaluating this lawsuit and will respond appropriately in due course.

As previously disclosed, the Company has been diligently working to resolve issues related to accounting for stock options granted since its initial public offering in 1996, which is the sole reason for its inability to file its annual and quarterly reports. In this regard, the Company has been reviewing accounting guidance regarding stock-option grants recently published by the accounting staff of the SEC, and has not yet determined the amount of such charges or the resulting tax and accounting impact. The Company’s determination of the amount of such stock-based compensation expense is being finalized and is being reviewed by its independent auditors. The Company plans to file its Annual Report on Form 10-K for the year ended March 31, 2006 and its Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006 as soon as practicable after the resolution on the previously disclosed matters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Steven J. Mencarini
Steven J. Mencarini
Date: January 29, 2007	Chief Financial Officer

3